EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128094 on Form S-1 and Registration Statement No. 333-132900 on Form S-3 of Advanced Life Sciences Holdings, Inc. (the “Company”) of our report, dated March 19, 2007, related to the consolidated financial statements of the Company (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company’s ability to continue as a going concern and that the Company is in the development stage) appearing in this Annual Report on Form 10-K for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE, LLP

Chicago, Illinois

March 22, 2007